Exhibit 10.17

CORTEXYME, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY ADOPTED: APRIL 9, 2019; AMENDED AND RESTATED: JUNE 7, 2022

EFFECTIVE: MAY 8, 2019 (the “Effective Date”)

Each member of the Board of Directors (the “Board”) of Cortexyme, Inc. (the “Company”) who is not an employee of the Company (each such member, an “Outside Director”) will receive the compensation described in this Outside Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the Effective Date.

The Director Compensation Policy may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

Each Outside Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in arrears, in equal quarterly installments following the end of each fiscal quarter of the Company in which the service occurred. Any amount payable for a partial quarter of service will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service that the Outside Director provided in such quarter and the denominator of which will be the number of days in such quarter inclusive. All annual cash fees are vested upon payment. For purposes of clarity, the first quarterly installment of the annual retainers set forth below shall be paid for the first quarter that ends on or after the Effective Date, with the amount of such payment equal to the full quarterly installment, pro-rated as applicable based on the days of service that the Outside Director provided in such quarter regardless of whether such service was before or after the Effective Date.

1.
Annual Board Member Service Retainer:
a.
All Outside Directors: $38,000.
b.
Outside Director serving as Lead Independent Director: $14,500 (in addition to above).
c.
Outside Director serving as Chairperson of the Board: $14,500 (in addition to above).

2.
Annual Committee Member Service Retainer:
a.
Member of the Audit Committee: $7,500.
b.
Member of the Compensation Committee: $5,500.
c.
Member of the Nominating and Corporate Governance Committee: $4,000.

3.
Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer):
a.
Chairperson of the Audit Committee: $15,000.
b.
Chairperson of the Compensation Committee: $11,000.
c.
Chairperson of the Nominating and Corporate Governance Committee: $8,000.

Equity Compensation

Equity awards will be granted under the Company’s 2019 Equity Incentive Plan or any successor equity incentive plan adopted by the Board and the stockholders of the Company (the “Plan”).

(a)
Annual Grant for Continuing Outside Directors. Without any further action of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (an “Annual Meeting”) following the IPO, each continuing Outside Director shall be granted a stock option award under the Plan covering the total shares of the Company’s Common Stock set forth below (each, a “Continuing Director Annual Option”):

(i)
If the Outside Director’s appointment to the Board was more than 6 months prior to the Annual Meeting, the stock option shall cover 27,000 shares of the Company’s Common Stock.
(ii)
If the Outside Director’s appointment to the Board was between 3 and 6 months prior to the Annual Meeting, the stock option shall cover 13,500 shares of the Company’s Common Stock.
(iii)
If the Outside Director’s appointment to the Board was less than 3 months prior to the Annual Meeting, the Outside Director shall not receive a stock option on the date of the Annual Meeting.

Each Continuing Director Annual Option shall vest 100% on the one-year anniversary of the grant date, subject to the applicable Outside Director’s continued service as a member of the Board through each such vesting date.

(b)
Initial Grant for New Outside Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be an Outside Director will automatically, upon the date of his or her initial election or appointment to be an Outside Director, be granted, a stock option award under the Plan covering 54,000 shares of the Company’s Common Stock (a “New Director Initial Option”). That each New Director Initial Option shall vest in equal annual installments over the 3-year period following the grant date, subject to the applicable Outside Director’s continued service as a member of the Board through each such vesting date.

(c)
Change in Control Vesting Acceleration. Notwithstanding anything stated herein, for each Outside Director who remains in continuous service as a member of the Board until immediately prior to the closing of a “Change in Control” (as defined in the Plan), any unvested portion of any stock option award granted in consideration of such Outside Director’s service as a member of the Board shall vest in full immediately prior to, and contingent upon, the consummation of the Change in Control.

(d)
Remaining Terms. The remaining terms and conditions of each stock option award granted under this policy will be as set forth in the Plan and the Company’s standard form of stock option award agreement, as amended from time to time by the Board or the Compensation Committee of the Board, as applicable.

Expenses

The Company will reimburse each Outside Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings; provided, that the Outside Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.